Exhibit 5.1

December 26, 2013

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202-4437
T 303.223.1100 F 303.223.1111

Board of Directors
Prospect Global Resources Inc.
1401 17th Street. Suite 1550
Denver, CO 80202

Ladies and Gentlemen:

We are acting as counsel to Prospect Global Resources Inc., a Nevada corporation (the “Company”), in connection with the offering and sale by the Company of up to (i) 1,090,198 currently outstanding shares (the “Resale Shares”) of its common stock, par value $0.001 per share (the “Common Stock”) and (ii) 3,936,678 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of the Company’s Series A Warrants.  The Resale Shares and the Warrant Shares are being offered pursuant to a Registration Statement on Form S-1 (Registration Number 333-191918) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

In reaching the opinion stated in this letter, we have reviewed originals or copies of (i) the Registration Statement, (ii) the Company’s Articles of Incorporation and Bylaws, (iii) the resolutions of the Board of Directors authorizing the issuance of the Resale Shares and the Warrant Shares, and (iv) such other documents as we have considered relevant. We have assumed that: (a) all information contained in all documents that we have reviewed is correct; (b) all signatures on all documents that we have reviewed are genuine; (c) all documents submitted to us as originals are true and complete; (d) all documents submitted to us as copies are true and complete copies of the originals thereof; and (e) each natural person signing any document that we have reviewed had the legal capacity to do so.

Based upon the foregoing, it is our opinion that the Resale Shares are validly issued, fully paid and non-assessable and the Warrant Shares, when issued and delivered in the manner and on the terms of the Series A Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statements under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the State of Nevada, and do not render any opinion as to legal matters subject to or governed by laws other than the State of Nevada or United States federal jurisprudence.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200 | Denver, CO 80202-4432	303.223.1100 tel
Brownstein Hyatt Farber Schreck, LLP | bhfs.com	303.223.1111 fax